Exhibit 23.4

CONSENT OF ESTHER TEH OUN PHENG

OMS Energy Technologies Inc. (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: 1 August 2024

/s/ Esther Teh Oun Pheng
Esther Teh Oun Pheng